Exhibit 99

Monmouth Real Estate Investment Corporation

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

____

INTERNET:	(732) 577-9996	EMAIL:
www.mreic.reit	FAX: (732) 577-9981	mreic@mreic.com

January 26, 2022

Contact: Becky Coleridge
732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES TAX TREATMENT

FOR 2021 DISTRIBUTIONS

HOLMDEL, NJ, JANUARY 26, 2022……Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the tax treatment of its 2021 distributions. The following tables summarize, for income tax purposes, the nature of cash distributions paid to stockholders of Monmouth’s common and preferred shares during the calendar year ended December 31, 2021.

Common - CUSIP 609720107

Shown as Dollars ($)
Payment Date	Distributions Paid Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecap Sec 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/15/2021	$0.180000	$0.079282	$0.011748	$0.000000	$0.088970	$0.079282
6/15/2021	$0.180000	$0.070231	$0.030956	$0.000000	$0.078813	$0.070231
9/15/2021	$0.180000	$0.084818	$0.000000	$0.000000	$0.095182	$0.084818
12/15/2021	$0.180000	$0.084818	$0.000000	$0.000000	$0.095182	$0.084818
TOTAL	$0.720000	$0.319149	$0.042704	$0.000000	$0.358147	$0.319149

Shown as a Percentage (%)
Payment Date	Distributions Paid Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecap Sec 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/15/2021	$0.180000	44.045571%	6.526859%	0.000000%	49.427570%	44.045571%
6/15/2021	$0.180000	39.017319%	17.197773%	0.000000%	43.784908%	39.017319%
9/15/2021	$0.180000	47.121099%	0.000000%	0.000000%	52.878901%	47.121099%
12/15/2021	$0.180000	47.121099%	0.000000%	0.000000%	52.878901%	47.121099%
TOTAL	$0.720000	44.326272%	5.931158%	0.000000%	49.742570%	44.326272%

6.125% Series C Cumulative Redeemable Preferred - CUSIP 609720404

Shown as Dollars ($)
Payment Date	Distributions Paid Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecap Sec 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/15/2021	$0.382813	$0.333103	$0.049710	$0.000000	$0.000000	$0.333103
6/15/2021	$0.382813	$0.251828	$0.130985	$0.000000	$0.000000	$0.251828
8/31/2021	$0.382813	$0.382813	$0.000000	$0.000000	$0.000000	$0.382813
12/15/2021	$0.382813	$0.382813	$0.000000	$0.000000	$0.000000	$0.382813
TOTAL	$1.531252	$1.350557	$0.180695	$0.000000	$0.000000	$1.350557

Shown as a Percentage (%)
Payment Date	Distributions Paid Per Share	Non-Qualifying Ord. Income (1a)	Total Long-Term Capital Gain (2a)	Unrecap Sec 1250 Gain (2b)	Return of Capital (3)	Section 199A Dividends (5)
3/15/2021	$0.382813	87.014444%	12.985556%	0.000000%	0.000000%	87.014444%
6/15/2021	$0.382813	65.783614%	34.216386%	0.000000%	0.000000%	65.783614%
8/31/2021	$0.382813	100.000000%	0.000000%	0.000000%	0.000000%	100.000000%
12/15/2021	$0.382813	100.000000%	0.000000%	0.000000%	0.000000%	100.000000%
TOTAL	$1.531252	88.199514%	11.800486%	0.000000%	0.000000%	88.199514%

NOTE: Section 199A Dividends (Box 5) is a subset of, and is included in, the Total Ordinary Dividends reported in Box 1a.

Shareholders are encouraged to consult with their tax advisors as to the specific tax treatment of the distributions they received from the Company.

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 123 properties containing a total of approximately 25.2 million rentable square feet, geographically diversified across 32 states. The Company’s occupancy rate as of this date is 99.7%.

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